Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

ELEPHANT OIL CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1) (2) (3)	Fee Rate	Amount of Registration Fee(4)
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	—	—	$8,944,450	0.0001102	$985.68
Fees Previously Paid	Equity	Representative’s warrants to purchase Common Stock (3)	Rule 457(g)	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock issuable upon exercise of the underwriter’s warrants (4)	Rule 457(g)	—	—	$491,944.75	0.0001102	$54.21
	Total Offering Amounts					$9,436,394.75		$1,039.89
	Total Fees Previously Paid							$1,039.89
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common stock (“Common Stock”), registered hereby also include an indeterminate number of additional Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of Common Stock that the representative of the underwriters has the option to purchase to cover over-allotments, if any.

(3)	In accordance with Rule 457(g) under the Securities Act, because the Common Stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	The Registrant has agreed to issue, at the closing of this offering, warrants to Spartan Capital Securities, LLC, as representative of the underwriters, entitling it to purchase the number of common shares equal to five percent (5%) of the common shares to be issued and sold in this offering (including any common shares sold pursuant to exercise of the underwriter option). The warrants are exercisable for a price per share equal to 110% of the public offering price. The warrants are exercisable at any time, and from time to time, in whole or in part, during the three-year period commencing six months from the effective date of the offering. The registration statement also covers common shares issuable upon the exercise of the representative’s warrants.